UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report:          September 28, 2012
(Date of earliest event reported)

Commission File Number	Registrant; State of Incorporation Address; and Telephone Number	IRS Employer Identification No.

1-3016	WISCONSIN PUBLIC SERVICE CORPORATION (A Wisconsin Corporation) 700 North Adams Street P. O. Box 19001 Green Bay, WI 54307-9001 (800) 450-7260	39-0715160

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 28, 2012, Wisconsin Public Service Corporation (WPS) entered into an agreement to acquire all of the equity interests in Fox Energy Company LLC. The purchase includes the Fox Energy Center, a 593-megawatt combined-cycle electric generating facility located in Kaukauna, Wisconsin, along with associated contracts. WPS currently supplies natural gas for the facility and purchases 500 megawatts of capacity and the associated electrical output under a tolling arrangement. The tolling arrangement will be terminated immediately prior to acquisition of the facility.

WPS will pay $390 million to purchase Fox Energy Company LLC, subject to post-closing adjustments, primarily related to working capital. In addition, WPS will pay $50 million to terminate the existing tolling arrangement.

The transaction is expected to close on or around April 1, 2013. The agreement is subject to the approval of the lenders who currently provide project financing for the sellers. Once the agreement receives lender approval, the transaction is also subject to state regulatory approvals, including cost recovery, federal regulatory approvals, and the expiration or termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

Fox Energy Company LLC is owned by Fox Energy OP, L.P., a subsidiary of GE, and Fox River Power, LLC, a subsidiary of Tyr Energy, Inc.

Item 9.01	Financial Statements and Exhibits

	(a)	Not applicable.

	(b)	Not applicable.

	(c)	Not applicable.

	(d)	Exhibits. The following exhibit is being filed herewith:

		99	Press release of Integrys Energy Group, Inc. dated October 1, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WISCONSIN PUBLIC SERVICE CORPORATION By: /s/ Joseph P. O'Leary Joseph P. O'Leary Senior Vice President and Chief Financial Officer

Date: October 3, 2012

WISCONSIN PUBLIC SERVICE CORPORATION

Exhibit Index to Form 8-K
Dated September 28, 2012

Exhibit Number

99	Press release of Integrys Energy Group, Inc. dated October 1, 2012